EXHIBIT 99.1
News Release

Contacts:
Media – Lisa H. Jester, Corporate Manager, Communications and Public Relations (513) 425-2510
Investors – Douglas O. Mitterholzer, General Manager, Investor Relations (513) 425-5215

Dwayne A. Wilson and Arlene M. Yocum Named to AK Steel’s Board of Directors

WEST CHESTER, OH, October 26, 2016 - AK Steel (NYSE: AKS) said today that Dwayne A. Wilson and Arlene M. Yocum have been elected to its Board of Directors, effective January 9, 2017.
Mr. Dwayne Wilson retired as Senior Vice President of Fluor Corporation in June 2016. During his career with Fluor, he served in a number of leadership roles, including as President and Chief Executive Officer of Savannah River Nuclear Solutions, LLC from 2011 to 2014. Mr. Wilson previously served as Group President, Fluor Industrial from 2007 to 2011, as President, Fluor Mining & Minerals from 2003 to 2007, as President, Fluor Commercial and Industrial Institutional from 2002 to 2003, and in a variety of positions of increasing responsibility.
Mr. Wilson currently serves as a member of the Board of Directors of Ingredion Incorporated, including as Chair of its Compensation Committee. He holds a Bachelor of Science degree in civil engineering from Loyola Marymount University.
Ms. Arlene Yocum has served in a variety of leadership roles within PNC Financial Services Group, Inc. and is currently Executive Vice President and Managing Executive of Client Services for PNC Asset Management, a position she has held since 2003. Prior to that role, she was Executive Vice President of PNC’s Institutional Investment Group from 2000 to 2003. She previously was Director of PNC Private Bank and before that served in several positions of increasing responsibility.
Ms. Yocum currently serves as a member of the Board of Directors of Key Energy Services, Inc., including as Chair of its Audit Committee. She holds a Juris Doctorate from the Villanova School of Law and a Bachelor of Arts degree from Dickinson College.
“We are pleased and honored to welcome Dwayne and Arlene to our Board of Directors,” said Dr. James A. Thomson, Chairman of the Board. “They each bring extensive and unique leadership experience to our Board, and we look forward to their many contributions in the years to come.”

AK Steel
AK Steel is a leading producer of flat-rolled carbon, stainless and electrical steel products, and carbon and stainless tubular products, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. Headquartered in West Chester, Ohio (Greater Cincinnati), the company employs approximately 8,500 men and women at eight steel plants, two coke plants and two tube manufacturing operations across six states (Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia) and one tube plant in Mexico. Additional information about AK Steel is available at www.aksteel.com.

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